Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	February 28, 2006

Contact:	Ray Adams
(503) 240-5223

OREGON STEEL MILLS, INC. ANNOUNCES
FOURTH QUARTER RESULTS

Highlights:

•	Sales were $327.4 million, up 8 percent from the fourth quarter of 2004 on 379,200 tons of shipments with an average selling price of $863 per ton
•	The Company completed the sale of its Napa, California real estate for approximately $40 million
•	Operating income was $57.5 million. Before Special Items, operating income was $46.4 million ($122 per ton)
•	Net income was $33.0 million ($0.92 per diluted share). Before Special Items net income was $25.9 million ($0.72 per diluted share)

Portland, Oregon, February 28, 2006/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today fourth quarter 2005 net income of $33.0 million ($0.92 per diluted share on 35.8 million shares) compared to a net income of $44.8 million ($1.27 per diluted share on 35.1 million shares) for the fourth quarter of 2004.

Excluding Special Items, the Company’s fourth quarter of 2005 net income from continuing operations was $25.9 million ($0.72 per diluted share). The pre-tax effect of Special Items includes: a gain of $26.3 million from the sale of real estate and other assets at the Company’s former Napa, California, pipe mill and an impairment charge of $15.2 million for the pipe mill assets and other related assets still owned by the Company at the Napa location.

Fourth quarter of 2005 operating income was negatively impacted by approximately $4.0 million for pretax period costs related to the new electric arc furnace installation and startup (“Furnace Installation”) and the restart of the seamless tube mill at the Company’s majority-owned subsidiary, Rocky Mountain Steel Mills (“RMSM”). In addition, the Company estimates the Furnace Installation reduced cast steel and finished steel production by approximately 130,000 tons and 40,000 tons, respectively, during the fourth quarter of 2005, resulting in lower shipments and higher than normal conversion costs for rail and rod and bar products.

During the fourth quarter of 2004, the Company recorded a pretax charge of $2.0 million related to an early retirement option (“Early Retirement Charge”) granted to certain employees at RMSM.  Net income for the fourth quarter of 2004 before the Early Retirement Charge of $2.0 million was $46.7 million ($1.33 per diluted shares on 35.1 million shares). Also during the fourth quarter of 2004, the Company’s income tax expense was $0.6 million compared to income tax expense of $18.7 million in the fourth quarter of 2005.

Sales for the fourth quarter of 2005 were $327.4 million. This compares to 2004 fourth quarter sales of $302.0 million.  Average sales price per ton in the fourth quarter of 2005 was $863 compared to $840 in the fourth quarter of 2004. Overall shipments for the fourth quarter of 2005 were 379,200 tons compared to 2004 fourth quarter shipments of 359,400 tons. This increase in shipments is primarily due to increased shipments of welded pipe, structural tubing and rod and bar products, partially offset by lower shipments of rail products due to the Furnace Installation noted above. The increases in sales and average sales price per ton were primarily due to higher shipments of welded pipe products and higher average selling prices for welded pipe and rail products, partially offset by lower average selling price for plate, rod and bar and structural tubing products.

Operating income in the fourth quarter of 2005 was $57.5 million. Operating income in the fourth quarter of 2005 before Special Items was $46.4 million (an average of $122 per ton). This compares to operating income in the fourth quarter of 2004 of $55.4 million (an average of $154 per ton).  Operating income for the fourth quarter of 2004 before the Early Retirement Charge of $2 million was $57.4 million (an average of $160 per ton). Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2005 was $68.9 million ($57.8 million exclusive of Special Items) compared to $64.0 million ($66.0 million exclusive of the $2.0 million Early Retirement Charge) in the fourth quarter of 2004. A reconciliation of EBITDA and EBITDA as adjusted is provided in the last table of this press release. Decreased operating income and EBITDA before Special Items during the fourth quarter of 2005 compared to the fourth quarter of 2004 reflects the $4.0 million of RMSM Furnace Installation and seamless mill startup expenses, higher unit conversion cost noted above as a result of lower production at RMSM and lower average selling prices for plate, rod and bar and structural tubing, partially offset by higher total shipments, higher average selling prices for welded pipe and rail products, and lower average scrap costs.

The Company had an effective income tax rate of approximately 36 percent in the fourth quarter of 2005. This compares to an effective income tax rate in the fourth quarter of 2004 of less than 2 percent. The effective income tax rate for the fourth quarter of 2004 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($15.0 million) established in 2003 due to less uncertainty regarding the realization of deferred tax assets. The Company expects to have an effective income tax rate of approximately 36.5 percent for 2006.

LIQUIDITY

At December 31, 2005, the Company had $178.3 million of cash, cash equivalents and short-term investments. Total debt outstanding, net of cash, cash equivalents and short-term investments was $132.1 million at December 31, 2005 compared to $236.6 million at September 30, 2005.  During the fourth quarter of 2005, the Company incurred capital expenditures of $21.0 million; depreciation and amortization was $10.0 million. For all of 2005, capital expenditures and depreciation and amortization were approximately $80.4 million and $39.7 million, respectively. For 2006, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $88 million and $42 million, respectively.

At December 31, 2005, inventories were $301.5 million. This compares to $346.7 million at September 30, 2005. The decrease in inventory is primarily due to the reduction of semi-finished inventory at both RMSM and at the Company’s Portland, Oregon, steel mill.

2006 OUTLOOK

For 2006, the Company expects to ship approximately 1.75 million tons of products and generate approximately $1.48 billion in sales. This compares to approximately 1.5 millions tons of shipments and $1.26 billon in sales for 2005.  In the Oregon Steel Division, the product mix is expected to consist of approximately 540,000 tons of plate and coil, 320,000 tons of welded pipe and 80,000 tons of structural tubing.  The Company’s RMSM Division expects to ship approximately 400,000 tons of rail, 335,000 tons rod and bar products and 80,000 tons of seamless pipe.

Jim Declusin, the Company’s President and CEO, stated, “While the installation of the new single furnace operation and the restart of the seamless mill at RMSM and the improvements to the large diameter pipe mill capability at our Camrose, Alberta, facility negatively affected our operational and financial performance in the third and fourth quarters of 2005, these three projects have paved the way for lower costs and more product offerings for 2006 and beyond. As we anticipated, the energy markets that we serve have continued to build momentum and when the spiral weld pipe mill being constructed in Portland, Oregon, is completed in July of 2006, we will have over 700,000 tons of capacity dedicated to the tubular energy markets. At the same time, our plate, rail and structural tubing businesses continue to perform well with good volume and strong relative pricing. The base price of slab, which is a major cost component in our manufacturing process, has come down 30 percent from highs reached in 2005, and we believe that the average base cost of slab will be significantly lower in 2006 as compared to 2005. In addition, the higher production that we are forecasting in 2006 should result in lower conversion costs on many of our products and higher overall margins when compared to 2005. As a result of these and other factors, we expect that 2006 operating income from continuing operations will be up significantly over that realized in 2005.”

Expected first quarter 2006 shipments, in tons, as compared to previous quarters are as follows:

	Forecast Q1 2006	Actual Q4 2005	Actual Q1 2005

Plate and coil	185,000	206,700	188,300
Welded pipe	57,000	58,200	30,300
Structural tubing	18,000	18,400	14,800
Less shipment to affiliates	(42,000)	(63,800)	(75,900)
Rail	95,000	75,100	101,800
Rod and bar	75,000	84,600	86,400
Seamless pipe	12,000	0	0

Total	400,000	379,200	345,700

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; contract cancellations and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

CONFERENCE CALL WEBCAST

On March 1, 2006 at 8:00 a.m. PT (11:00 p.m. ET), the Company will hold a conference call to discuss the results of the fourth quarter. You are invited to listen to a live broadcast of the Company’s conference call over the Internet, accessible at www.osm.com on the Investor Relations’ page.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Income Statements(1)
(In thousands, except tonnage and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Sales	$327,370	$302,026	$1,257,973	$1,184,523
Cost of sales (2)	266,376	229,536	1,004,177	920,807
Fixed asset impairment charges	13,704	—	13,704	—
Labor dispute settlement charges	—	1,952	(665)	45,352
Selling, general and administrative expenses	15,702	15,224	63,001	62,909
Loss (gain) on sale of assets	(25,958)	(106)	(24,166)	637

Operating income	57,546	55,420	201,922	154,818
Interest expense, net	(7,305)	(8,491)	(31,733)	(33,975)
Minority interest	(59)	(2,786)	(5,641)	(5,736)
Other income, net	1,450	1,254	5,977	3,620

Income before income taxes	51,632	45,397	170,525	118,727
Income tax expense	(18,652)	(631)	(60,530)	(2,072)

Net income	$32,980	$44,766	$109,995	$116,655

Basic earnings per share	$0.92	$1.28	$3.10	$4.07
Diluted earnings per share	$0.92	$1.27	$3.08	$4.03
Basic weighted average shares outstanding	35,659	34,860	35,511	28,655
Diluted weighted average shares outstanding	35,816	35,119	35,719	28,917
Operating income per ton	$151.76	$154.20	$135.85	$89.76
Operating margin	17.6%	18.3%	16.1%	13.1%
Depreciation and amortization	$9,980	$10,161	$39,685	$39,751
EBITDA (see attached table)	$68,917	$64,049	$241,943	$192,453
EBITDA as adjusted (see attached table)	$57,788	$66,001	$230,149	$237,805
Total tonnage sold:
Oregon Steel Division
Plate and coil	142,900	144,400	488,200	621,600
Welded pipe	58,200	29,300	184,900	194,000
Structural tubing	18,400	10,000	65,300	55,400

	219,500	183,700	738,400	871,000

Rocky Mountain Steel Mills Division
Rail	75,100	97,600	393,400	392,300
Rod/Bar	84,600	78,100	354,500	458,200
Seamless pipe	—	—	—	3,300

	159,700	175,700	747,900	853,800

Total Company	379,200	359,400	1,486,300	1,724,800

Sales:
Oregon Steel Division	$222,003	$186,353	$778,911	$696,866
Rocky Mountain Steel Mills Division	105,367	115,673	479,062	487,657

Total Company	$327,370	$302,026	$1,257,973	$1,184,523

Operating Income:
Oregon Steel Division	$49,462	$39,308	$138,756	$130,738
Rocky Mountain Steel Mills Division	8,084	16,112	63,166	24,080

Total Company	$57,546	$55,420	$201,922	$154,818

Average selling price per ton:
Oregon Steel Division	$1,011	$1,014	$1,055	$800
Rocky Mountain Steel Mills Division	$660	$658	$641	$571
Total Company	$863	$840	$846	$687

(1)Certain reclassifications have been made in the prior year’s periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.

(2)Includes the $1.5 million write-down of stores and operating supplies associated with the impaired Napa Pipe Mill equipment.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets(1)
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents, including restricted cash of $22,052 and $0	$74,965	$77,026
Short-term investments	103,300	60,110
Trade accounts receivable, net	138,456	118,952
Inventories	301,546	235,010
Deferred taxes and other current assets	17,673	14,561
Assets held for sale	80	28,448

	636,020	534,107
Property, plant and equipment, net	499,122	451,674
Goodwill	4,458	520
Intangibles, net	30,456	33,396
Other assets	5,824	10,004

Total assets	$1,175,880	$1,029,701

Current liabilities	$167,634	$145,046
Long-term debt	308,337	313,699
Deferred taxes	43,133	5,164
Other liabilities	92,507	104,578

	611,611	568,487
Minority interest (2)	11,869	22,706
Stockholders’ equity	552,400	438,508

Total liabilities and stockholders’ equity	$1,175,880	$1,029,701

(1) Certain reclassifications have been made in the prior year’s periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.

(2) During 2005, the Company acquired the 40 percent unowned interest in Camrose Pipe Company and a three percent unowned interest in New CF&I, Inc. These interests represented $11.4 million and $2.1 million, respectively, of the total minority interest balance at December 31, 2004.

Oregon Steel Mills, Inc. and Subsidiary Companies
Calculation of EBITDA and EBITDA as adjusted
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Net income	$32,980	$44,766	$109,995	$116,655
Income tax expense	18,652	631	60,530	2,072

Pre-tax income	51,632	45,397	170,525	118,727
Add back:
Interest expense	8,314	8,776	34,320	34,955
Interest capitalized	(1,009)	(285)	(2,587)	(980)
Depreciation	9,940	9,519	39,521	39,011
Amortization	40	642	164	740

EBITDA	68,917	64,049	241,943	192,453
Add back (subtract):
Labor dispute settlement charges	—	1,952	(665)	45,352
Fixed and other asset impairment charges	15,183	—	15,183	—
Gain on Napa real estate	(26,312)	—	(26,312)	—

EBITDA as adjusted	$57,788	$66,001	$230,149	$237,805

EBITDA is a non-generally accepted accounting principles (“GAAP”) measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA, excluding the effects of special items, is useful to investors because the Company believes the excluded items are nonrecurring. Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.